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EXHIBIT 10 (d)

                        PENNROCK FINANCIAL SERVICES CORP.

                     EMPLOYMENT AGREEMENT FOR MELVIN PANKUCH

        THIS AGREEMENT, made this 17th day of December 1999 by and between PennRock Financial Services Corp., a Pennsylvania business corporation with corporate offices at 1060 Main Street, P.O. Box 580, Blue Ball, PA 17506, (the "Company"), and Blue Ball National Bank, a national banking corporation with offices at 1060 Main Street, P.O. Box 580, Blue Ball, PA 17506 (the "Bank"), and Melvin Pankuch, an adult individual who resides at 58 Heister Avenue, New Holland, PA 17557 ("Executive"),

        WITNESSETH, that in consideration of the mutual covenants as hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

        1. Background. The Company is engaged in the business of operating a bank holding company. Bank is a wholly-owned subsidiary of Company. Executive has extensive experience in the banking field and has, for a number of years, served as an executive officer of Company and of Bank. The parties now desire to formalize their contractual relationship.

        2.      Employment and Duties.

                (a) Employment. The Company hereby engages Executive to serve as Executive Vice President and Chief Executive Officer of Company. Bank hereby engages Executive to serve as President and Chief Executive Officer of Bank. Executive hereby accepts such engagements, on the terms and subject to the conditions hereinafter set forth for the period specified in Section 5 below (the "Employment Period"). As of the date hereof, Executive serves as a member of the Boards of Directors of Company and Bank, and it is the intention of the parties that Boards of Directors of, respectively, Company and Bank shall, from time to time, propose Executive for reelection to such positions as long as Executive continues to serve as Executive Vice President and Chief Executive Officer of Company and President and Chief Executive Officer of Bank.

                (b) Duties. During the Employment Period, Executive shall be responsible for performing the functions of the offices for which he is engaged and shall perform all duties and accept all responsibilities incidental to such positions or as may be assigned by the Boards of Directors of, respectively, the Company (the "Company Board") and the Bank (the "Bank Board") (the Company Board and the Bank Board being referred to herein generically as, collectively, the "Boards" and as, individually, a "Board"), and as prescribed from time to time by the Board in a job description for Executive's position, and Executive shall cooperate fully with the Boards.

                (c) Full Time and Best Efforts. Executive agrees during the Employment Period to devote his full time and best efforts to the businesses of the Company and the Bank, as directed by the Boards, and further agrees that he will not, directly or indirectly, engage in consulting or in any other trade or business for his own account or for or on behalf of any other person, firm, corporation or other business, professional or commercial entity.

        3.      Compensation and Benefits.

                (a) Salary. Except as otherwise herein provided, all salary or other compensation payable to Executive shall be payable by Bank. The Bank shall pay to Executive a base salary (the "Base Salary") of not less than $265,000.00 per year, payable in proportionate installments in accordance with the payroll policies of the Bank from time to time in effect.

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The Executive shall receive no additional compensation beyond his Base Salary for his services as a Director of Company and/or of Bank. The Base Salary shall be subject to annual review during the Employment Period in accordance with the personnel policies of the Bank as from time to time in effect and shall in this connection be subject to such adjustments as may in the judgment of the Bank be appropriate in view of Executive's performance, the financial condition and results of operations of the Bank, and such other factors as the Bank Board or the Company Board determines to be relevant. Bank shall review Executive's Base Salary no less often than annually, annual reviews to be completed on or before March 31 of each year and any Base Salary increase to be retroactive to the first pay period of the year. Notwithstanding the foregoing, at no time during the Employment Term shall Executive have the right to receive or continue to receive a Base Salary in excess of the initial Base Salary for which provision is made herein, except as provided in section 13 hereof.

                (b) Vacation, Insurance, and Employee Benefits. Executive shall during the Employment Period be entitled to: (i) not less than 22 business days paid vacation each year, (ii) sick leave in accordance with the personnel policies of the Bank as from time to time in effect, and (iii) benefits under such profit sharing, group life insurance, accident and health insurance plans, and other employee benefit plans as may from time to time be adopted by the Bank for the benefit of its employees generally, as and to the extent determined by the Bank and in accordance with the terms of any such plan.

                (c) Reimbursement of Expenses. Bank shall reimburse Executive for all ordinary and necessary out-of-pocket business expenses incurred by Executive in connection with the discharge of Executive's duties and responsibilities hereunder during the Employment Period in accordance with Bank's expense approval and reporting procedures then in effect and upon presentation to Bank of an itemized account and written proof of such expenses, as provided in such procedures.

                (d) Club Memberships. During the Employment Period, Bank shall provide Executive with one or more memberships in such social, athletic, or similar clubs or organizations, at Bank's expense, as the Bank Board deems appropriate from time to time. Upon Termination of the Employment Period for any reason, Executive shall have the right to continue such membership or memberships at Executive's expense, provided that Executive shall reimburse Bank in full for any initiation or equity payment made by Bank in consideration of such membership or memberships, excluding annual membership dues or assessments.

                (e) Disability. In the event that Executive becomes subject to the provisions of Bank's short-term or long-term disability policy, Executive's compensation shall be governed by the terms thereof during the term of the short-term or long-term disability.

        4.      Additional Compensation.

                (a) Additional Compensation. In addition to the Base Salary to be paid to Executive during the Employment Period, the Bank shall determine Executive's eligibility for incentive compensation under Bank's Bonus Compensation Plan and PennRock Financial Services Corp. Executive Incentive Compensation Plan (the "Additional Compensation") in respect of each calendar year during the Employment Period under a formula approved by the Bank Board, as may be amended from time to time, and shall pay any such Additional Compensation, as so determined, to Executive. Benefits payable under the Bank's Bonus Compensation Plan shall be payable at times and under terms specified by the Board and by the plan. The PennRock Financial Services Corp. Executive Incentive Compensation Plan benefits as calculated for any year shall be payable not sooner than January 1 and not later than May 31 of the following year. The Additional Compensation may be paid in whole or in part in cash or in stock of Company.

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                (b)     Effect of Termination of Employment Period.

                        (1) General Rule. Executive acknowledges and agrees that the timing of the payment of the Additional Compensation is intended in part to create an inducement for Executive to remain in the employ of the Bank. Therefore, except as otherwise specifically provided in Section 4(b)(2), Executive shall not be entitled to receive any Additional Compensation in respect of a given calendar year unless he is employed by the Bank as of the Additional Compensation Payment Date for the Additional Compensation, if any, payable in respect of such calendar year.

                        (2) Exceptions to General Rule. In the event that the Employment Period terminates by reason of: (i) the exercise by the Bank of its right not to renew pursuant to Section 5 below, (ii) Executive's disability or death, (iii) the exercise by the Bank of its right to terminate the Employment Period without cause pursuant to Section 8 below, or (iv) the exercise by Executive of his right to terminate the Employment Period for Good Reason pursuant to Section 11 below, then in such event Executive shall be entitled to receive his Additional Compensation, as follows:

                                (A)     Prior Calendar Year Additional
Compensation. If any Additional Compensation is payable in respect of the calendar year preceding the calendar year in which the termination of the Employment Period occurs but such Additional Compensation remains unpaid as of the date of such termination, then such Additional Compensation shall be paid in full upon the Additional Compensation Payment Date.

                                (B)     Current Calendar Year Additional
Compensation. No Additional Compensation shall be payable in such event in respect of the calendar year in which the termination of the Employment Period occurs.

                (c) Authority and Discretion of the Bank. Executive acknowledges that management decisions relating to the operation of the business of the Bank, including, without limitation, decisions relating to the incurring of expenses (including the method of allocating to the Bank overhead expenses incurred by Bank and/or Company) and the timing of income, will affect Adjusted Net Income in a given calendar year and agrees that this Section 4 shall not be construed to limit in any respect whatsoever the reasonable discretion of the Bank to make such decisions and that all such decisions shall be made by the Bank in its sole and absolute discretion.

        5.      Employment Period.

                (a) Initial Period. The Employment Period shall begin on the date of this Agreement and shall terminate upon the first to occur of the following:

                        (1) Expiration of Two Years. The close of business on December 31, 2002, unless the Employment Period is extended pursuant to
Section 5(b) below;

                        (2) Disability. Bank may elect to replace the Executive on a permanent basis in the event that the Executive experiences a long-term disability or recurring short-term disabilities, as defined by Bank's policies and procedures from time to time. If, after Executive has received disability benefits for a period consisting of 180 consecutive days, Executive remains unable, in the opinion of Bank's Board of Directors and PennRock's Board of Directors, to perform the essential functions of his positions on a full-time basis, with or without a reasonable accommodation and without posing a threat to himself or others, it is agreed that PennRock and Bank will suffer an undue hardship by continuing the Executive's employment in his then-current position;

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                        (3)     Death. Executive's death;

                        (4) Termination by the Bank for Cause. Termination of the Employment Period by the Bank for cause pursuant to Section 8 below;

                        (5) Termination by the Bank Without Cause. Termination of the Employment Period by the Bank without cause pursuant to
Section 9 below;

                        (6) Resignation. Termination of the Employment Period by reason of Executive's resignation pursuant to Section 10 below; and

                        (7) Termination by Executive for Good Reason. Termination of the Employment Period by Executive for good reason pursuant to
Section 11 below.

                (b) Renewal Periods. This Agreement shall renew automatically and the Employment Period shall be extended for successive additional periods of two years each, unless Executive or the Bank, at least One Hundred Eighty (180) days before the expiration of the Employment Period pursuant to Section 5(a)(1) above or the expiration of any extension of the Employment Period pursuant to this Section 5(b), gives written notice to the other of intention not to renew this Agreement.

                (c)     Effects of Termination.

                        (1) Executive's right to receive any further compensation or benefits under this Agreement shall expire and terminate absolutely upon termination of the Employment Period, except that: (A) the Bank shall pay the unpaid portion, if any, of the Base Salary earned by Executive through the effective date of termination, (B) the Bank shall pay the severance benefit, if any, to which Executive may be entitled under
                Section 12 below, and (C) the Bank shall provide to Executive such post-employment benefits, if any, as are provided for under the employee benefit plans of the Bank in accordance with the terms of any such plan.

                        (2) Upon termination of Executive's employment for any reason, such termination shall constitute termination of Executive as a Director of Company and of Bank, without notice, and management shall be under no further obligation to propose Executive for election or reelection as a Director of either Company or of Bank.

        6. Termination by Reason of Nonrenewal. Either party shall have the right to terminate the Employment Period pursuant to Section 5(b) above by electing not to renew this Agreement, which election may be made with or without cause for any reason whatsoever.

        7.      Termination by Reason of Disability or Death.

                (a) Death. The Employment Period shall terminate upon the death of Executive.

                (b) Disability. The Employment Period shall terminate at the election of the Board in the event that the Executive experiences a long-term disability or recurring short-term disabilities, as defined by Bank's policies and procedures from time to time, if the Executive has received disability benefits for a period consisting of 180 consecutive days and, at such time, Executive remains unable, in the opinion of Bank's Board of Directors and PennRock's Board of Directors, to perform the essential functions of his positions on a full-time basis, with or without a reasonable accommodation and without posing a threat to himself or others. It is agreed that, in such event, PennRock and Bank will suffer an undue hardship by continuing the Executive's employment in his then-current position.

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        8.      Termination by the Bank for Cause.

                (a) Termination. The Bank shall have the right at any time upon written notice to Executive to terminate the Employment Period for Cause.

                (b) Cause. For purposes of this Agreement, the term "Cause" shall mean:

(i) serious and willful misconduct by Executive in the course of or connected with his employment hereunder, including the failure to comply in any material respect with the Bank's written policies and procedures, (ii) failure by Executive to perform at a reasonably acceptable level, as reasonably determined by the Bank's Board of Directors, the duties of his position in accordance with the terms and conditions of this Agreement or the reasonable directions of the Bank, (iii) a material breach on the part of Executive of any provision of this Agreement, (iv) conduct on the part of Executive involving dishonesty or moral turpitude or conduct which the Bank's Board of directors reasonably determines may tend to bring discredit to or to injure the reputation or business of the Bank, (v) the conviction of or plea of guilty or nolo contendere by Executive to a felony, or (vi) Executive's intentional violation of any federal or state securities or banking law or regulation.

        9. Termination by the Bank Without Cause. The Bank shall have the right at any time during the Employment Period upon 30 days written notice to Executive to terminate the Employment Period without cause. The Bank may in its discretion following delivery of its notice of termination elect immediately to relieve Executive of all or any part of his duties under this Agreement and to exclude Executive thereafter from the premises of the Bank.

        10. Resignation. Executive shall have the right at any time during the Employment Period upon One Hundred Eighty (180) days written notice to the Bank to terminate the Employment Period, with or without cause. Such notice, when given, shall be irrevocable. The Bank may in its discretion following delivery by Executive of his notice of termination elect immediately to relieve Executive of all or any part of his duties under this Agreement and to exclude Executive thereafter from the premises of the Bank.

        11.     Termination by Executive for Good Reason.

                (a) Termination. Executive shall have the right at any time following a Change in Control (as defined below) upon Sixty (60) days written notice to the Bank to terminate the Employment Period for Good Reason (as defined below). Upon receipt of Executive's notice, the Bank may in its discretion elect immediately to relieve Executive of all or any part of his duties under this Agreement and to exclude Executive thereafter from the premises of the Bank.

                (b) Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (i) a material breach of or default under any term or provision of this Agreement by the Bank, (ii) a reduction by the Bank, in any material respect and without Executive's written consent, of the authority, duties, compensation, benefits or other terms and conditions of Executive's employment hereunder, or (iii) a determination by Executive in good faith and in his sole and absolute discretion made within twelve (12) months following the occurrence of a Change in Control (as herein defined) that he is unable to work harmoniously and effectively with the new management of the Bank or that he is otherwise unable effectively to carry out his duties and to discharge his responsibilities to the Bank hereunder.

                (c) Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of the following:

                        (1) There occurs a merger, consolidation, or other reorganization involving the Bank and another entity or a sale,

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        exchange, transfer or other disposition of all or substantially all of the stock or assets of the Bank to another entity or person, other than Company or a person or entity which controls, is controlled by, or is under common control with Company, or a merger, consolidation, or other reorganization involving the Company and another entity or a sale, exchange, transfer or other disposition of all or substantially all of the stock or assets of the Company to another entity or person;

                        (2) Any "person" or "group" [as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as enacted and in force on the date hereof] is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of Company or Bank representing Fifty (50%) percent or more of the combined voting power of, respectively, Company's or Bank's securities then outstanding;

                        (3) There occurs a change in control of a nature that would be required to be reported in response to Item 6(e) of
        Schedule 14A of Regulation 14A promulgated under the Exchange Act, as enacted and in force on the date hereof, whether or not Bank or Company is then subject to such reporting requirement.

For purposes of this Agreement, the entity resulting from any Change in Control which is successor to Bank or Company is herein referred to as the Successor Company.

        12.     Severance Benefit.

                (a) General. The Bank shall provide to Executive the severance benefit provided for in this Section 12 in the event that the Employment Period is terminated by reason of: (i) an election by the Bank not to renew this Agreement pursuant to Section 6 above, (ii) an election by the Bank to terminate the Employment Period without cause pursuant to Section 9 above, or
(iii) an election by Executive to terminate the Employment Period for Good Reason pursuant to Section 11(b)(i) or 11(b)(ii) above. Executive shall not be entitled to receive the severance benefit provided for in this Section 12 if the Employment Period is terminated for any reason other than those identified in the preceding sentence.

                (b) Salary Continuation. The Bank shall for a period of twelve (12) months from the date of termination of the Employment Period continue to pay to Executive the Base Salary in effect on the date of such termination. In the event that Executive shall not have obtained Qualified Employment (as defined below) at the expiration of such twelve-month period, the Bank shall continue to pay such Base Salary to Executive for an additional twelve (12) months or until Executive shall obtain Qualified Employment, whichever shall first occur. For purposes of this Agreement the term "Qualified Employment" shall mean employment or engagement as an officer, employee, consultant or independent contractor in a comparable executive level position consistent with Executive's background and experience.

                (c) Medical Insurance Premium Reimbursement. If Executive and his dependents who are qualified beneficiaries are eligible to elect continuation of medical insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1995 ("COBRA") and if Executive elects to purchase such COBRA continuation coverage for himself and/or for his qualified beneficiaries, then in such event the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain such coverage, net of the amount which employees of the Bank are required to contribute toward the purchase of medical insurance benefits under the personnel policies of the Bank then in effect, which reimbursement shall continue until the first of the following to occur:
(i) the expiration of the Salary continuation Period as set forth in section 12(b) hereof, and

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(ii) the qualification of Executive and his qualified beneficiaries for substantially equivalent coverage under any medical insurance policy maintained by any future employer of Executive. Reimbursement as provided for herein shall be made by the Bank to Executive monthly within five (5) business days following the presentation by Executive to the Bank of evidence of payment by him of the periodic COBRA continuation coverage premium for that month.

                (d) Duty to Mitigate. Executive shall be obligated to mitigate the obligation of the Bank to pay the severance benefit provided for in this Section 12 by using his best efforts to obtain Qualified Employment; provided, however, that the salary continuation payments provided for in Section 12(b) above shall not be reduced if Executive obtains Qualified Employment during the first twelve (12) months following the date of termination of the Employment Period; provided, further, that the obligation of the Bank to pay the salary continuation payments provided for in Section 12(b) above after the expiration of twelve (12) months from the date of termination of the Employment Period shall terminate absolutely upon the first to occur of the following: (i) the date on which Executive obtains Qualified Employment (even if the compensation payable to Executive by reason of such Qualified Employment is less than the Base Salary in effect on the date of termination of the Employment Period), and (ii) the expiration of twenty-four (24) months from the date of termination of the Employment Period.

        13.     Severance Benefit-Change in Control.

                (a) General. In the event of the occurrence of a Change in Control, as defined in section 11 hereof, the Bank or, if Bank no longer exists, the Successor Company shall provide to Executive the severance benefit provided for in this Section 13 in the event that the Employment Period is terminated by reason of an election by Executive to terminate the Employment Period for Good Reason pursuant to Section 11(b)(iii) above or in the event that the Employment Period is terminated by a Successor Company prior to the end of the Employment Period by Successor Company for any reason other than for Cause, as described in
Section 8 hereof. Executive shall not be entitled to receive the severance benefit provided for in this Section 13 if the Employment Period is terminated for any reason other than those identified in the preceding sentence.

                (b) Salary Settlement. No later than thirty (30) days following the receipt by Bank of written notice from Executive that Executive is electing to terminate his employment under the provisions of section 11(b)(iii) hereof, Bank shall pay to Executive a sum equal to three (3) times the then-current annual compensation being received by Executive on the date of such notice, reduced by any applicable employment or withholding taxes. The then-current annual compensation may be in excess of the Base Salary, as herein defined. Notwithstanding the foregoing, in the event that the payment described in this subsection, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment as a result of or in connection with a Change in Control, would result in the imposition of an excise tax under section 4999 of the Internal Revenue Code of 1996, as amended (the "Code"), such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Bank's independent auditors, Executive shall remit to Bank the amount of such reduction, plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Code Section 280G, then Bank shall be required to pay to Executive only the amount determined to be deductible under said Section 280G. Executive shall not be required to mitigate the amount of any payment for which provision is made in this Section 13(b) by seeking other employment or otherwise, nor shall the amount of any payment or benefit for which provision is made in this Section 13(b)

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be reduced as a result of any payment or benefit which Executive may receive from any subsequent employer.

                (c) Medical Insurance Premium Reimbursement. If Executive and his dependents who are qualified beneficiaries are eligible to elect continuation of medical insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1995 ("COBRA") and if Executive elects to purchase such COBRA continuation coverage for himself and/or for his qualified beneficiaries, then in such event the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain such coverage, net of the amount which employees of the Bank are required to contribute toward the purchase of medical insurance benefits under the personnel policies of the Bank then in effect, which reimbursement shall ontinue for a period of eighteen (18) months from the date of Executive's written notice of his intention to exercise his rights under the provisions of section 11(b)(iii) hereof. Reimbursement as provided for herein shall be made by the Bank to Executive monthly within five (5) business days following the presentation by Executive to the Bank of evidence of payment by him of the periodic COBRA continuation coverage premium for that month.

        14.     Certain Covenants.

                (a) Acknowledgment. Executive acknowledges that this Agreement includes consideration which would not have been given but for the execution of this Agreement by Executive.

                (b) Covenant Not to Compete. Executive covenants and agrees that he will not during the Employment Period and for a period of twelve (12) months following termination of the Employment Period directly or indirectly (whether as principal, agent, proprietor, shareholder, salesman, employee, consultant, independent contractor, officer, director, investor or otherwise) participate in the ownership, management, operation, or control of or have any interest of any nature whatsoever in any corporation, partnership, firm, or other business entity which is engaged in or which proposes to engage in an activity constituting the providing of Banking Services (as herein defined) within the Territory (as defined in the next sentence). For purposes of this Agreement, the term "Territory" shall mean any area designated by Bank or Successor Company as being within the market area of the institution for purposes of compliance with the Community Reinvestment Act, as amended, and all regulations implemented pursuant thereto, as of the date of the termination of Executive's employment. For purposes of this Agreement, each of the following shall constitute a "Banking Service":

        The acceptance of federally-insured deposit accounts, the providing of trust services, the providing of safe deposit box services, the providing of commercial, installment, personal, or mortgage loan services, the sale of mutual funds, the operation of an in-premises or free-standing automated teller machine, cash machine, or other mechanical device providing Banking Services (other than point-of sale machines utilized in processing credit sale transactions for goods or services sold in the facility housing such machine or machines), the sale or promotion of insurance products, the sale or promotion of mutual fund products, or the sale or promotion of securities; the providing of services, as an employee, director, officer, consultant, independent contractor, or otherwise, to any Financial Institution, which shall include, but not be limited to, federal or state chartered or private banks, savings banks, or savings and loans associations, consumer discount companies, mortgage banking companies, federal or state chartered credit unions, federal or state chartered private trust companies, secured dual-key or dual-controlled deposit or storage facilities, or any other entity providing Banking Services.

Notwithstanding the foregoing, the provisions of this Section 14(b) shall not apply following termination of the Employment Period in the event that the

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Employment Period is terminated by reason of: (i) an election by the Bank not to renew this Agreement pursuant to Section 6 above, (ii) an election by the Bank to terminate the Employment Period without cause pursuant to Section 9 above, or
(iii) an election by Executive to terminate the Employment Period for Good
Reason pursuant to Section 11 above.

                (c) Covenant Not to Solicit Employees. Without limitation of any other provision of this Section 14, Executive covenants and agrees that he will not during the Employment Period and for a period of Twenty-four (24) months following termination of the Employment Period, directly or indirectly, employ any person who is an employee of the Bank or solicit or otherwise attempt to entice away from employment by the Bank any such employee.

                (d) Covenant Not to Solicit Customers. Without limitation of any other provision of this Section 14, Executive agrees that he will not for a period of Twenty-four (24) months following termination of the Employment Period, directly or indirectly, solicit or attempt to establish any business relationship with: (i) any person or entity who applied for and/or obtained a loan or other banking relationship from or through the Bank prior to the expiration of the Employment Period, or (ii) any person or entity who solicited loans or other banking relationships on behalf of the Bank or who referred or sold loans to the Bank prior to the expiration of the Employment Period. Notwithstanding the foregoing, the provisions of this Section 14(d) shall not apply following termination of the Employment Period in the event that the Employment Period is terminated by reason of: (i) an election by the Bank not to renew this Agreement pursuant to Section 6 above, (ii) an election by the Bank to terminate the Employment Period without cause pursuant to Section 9 above, or
(iii) an election by Executive to terminate the Employment Period for Good Reason pursuant to Section 11 above.

                (e) Covenant Not to Disclose or Use Confidential Information. Executive recognizes and acknowledges that he will during the course of his employment by the Bank have access to certain proprietary material and confidential business information concerning the Bank's business, products, operations, technical information, sales activities, procedures, promotion, pricing techniques, customer lists, and credit and financial data which are a valuable property of a confidential nature and which belong to the Bank. In light of the highly competitive nature of the industry in which the business of the Bank is conducted, Executive acknowledges and agrees that all such knowledge and information not in the public domain shall be considered confidential information. Without limitation of any other provision of this Section 14, Executive covenants and agrees in this connection that he will not during the Employment Period or at any time thereafter disclose to any person for any reason or purpose whatsoever (except in the regular course of the performance by him of his duties hereunder) use for his own purposes, use for the benefit of any other person or entity (other than the Bank) or use in competition with the Bank any such proprietary material or confidential business information.

                (f)     Specific Performance and Related Matters:

                        (1) Specific Performance: Executive acknowledges and agrees that any breach of the covenants set forth in this Section 14 will result in irreparable damage to the Bank, for which it will have no adequate remedy at law. Executive therefore agrees that, in the event of any such breach, the Bank shall be entitled, without limitation of any other rights or remedies otherwise available to it at law or in equity and without the posting of any bond, to obtain an injunction or other form of equitable relief from any court of competent jurisdiction.

                        (2) Extension: In the event that the Bank commences litigation against Executive for purposes of enforcing the covenants set forth in Sections 14(b), 14(c) and/or 14(d) above, the twelve (12) month restriction period shall be extended and shall continue

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        throughout the period during which such litigation is pending. In addition, in the event that Executive is found by a court to have breached any of the covenants set forth in Sections 14(b), 14(c) and/or 14(d) above, the twelve (12) month restriction period shall be extended and shall continue until the expiration of twelve (12) months from the date upon which judgment is entered on the records of the court.

        15.     Governing Law and Related Matters.

                (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its law on the choice of laws.

                (b) Exclusive Jurisdiction. The Bank and Executive agree that the Court of Common Pleas of Lancaster County, Pennsylvania shall have exclusive jurisdiction with respect to any action arising out of or relating to this Agreement and each hereby irrevocably submits to the jurisdiction of such court and waives any objection to jurisdiction or venue.

                (c) Waiver of Certain Damages. The Bank and Executive each hereby waive to the fullest extent permitted by law the right to assert against the other any claim for punitive and/or exemplary damages. Without limitation of the foregoing, Executive further agrees that, in the event that he should assert any claim against the Bank for wrongful termination or other breach of this Agreement prior to the occurrence of a Change in Control, the relief to which he is entitled shall be limited to the recovery from the Bank of monetary damages in an amount equal to his Lost Compensation (as defined in the next sentence). For purposes of this Agreement, the term "Lost Compensation" shall mean the difference between the Base Salary and Additional Compensation actually received by Executive and the Base Salary and Additional Compensation which he would have received under this Agreement, but for its termination prior to the end of the Employment Period; Executive shall not be entitled to any other form of relief, including, without limitation: (i) damages for tortious conduct, emotional distress, pain and suffering, or injury to reputation, (ii) pay beyond the end of the Employment Period, (iii) specific performance of any provision of this Agreement, or (iv) reinstatement of employment. Bank, Company, and Executive each waives any and all rights such party may have to a jury trial in connection with any litigation commenced by or against any of the parties to this Agreement with respect to rights and obligations of the parties hereto under this Agreement.

        16.     Miscellaneous Provisions.

                (a) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Executive (his heirs, representatives, executors, and administrators) and Bank (or its successors and assigns, subject to the limitations set forth in this section). This Agreement shall be assignable by Bank and/or Company, subject to the limitations set forth in this section. This Agreement may not be assigned by Bank or Company without the prior written consent of Executive if:

                        (1) The entity to which this Agreement is to be assigned will not, after such assignment, be conducting all or substantially all of the types of business conducted by Bank prior to such assignment; and

                        (2) Bank will, after such assignment, continue to exist as an entity separate and apart from the assignee of this Agreement and to conduct all or substantially all of the types of business conducted by Bank prior to such assignment.

Executive may not assign this Agreement or any of his rights hereunder, except as expressly herein provided.

                (b) Severability. The covenants and other undertakings set forth in this Agreement (including, without limitation, the provisions of Sections 14(b) and 14(c) above) are severable and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions of this Agreement shall remain valid and enforceable.

                (c) Payments in the Event of Executive's Death. In the case of any payment required under this Agreement to be made by the Bank to Executive after his death, such payment shall be made to Executive's spouse if she survives him or to Executive's estate if she does not survive him.

                (d) Notices. All notices and other communications required to be given or made hereunder shall be in writing and shall be deemed to have been given or made when hand delivered or when mailed, certified mail, return receipt requested, to the Bank or to Executive, as the case may be, at their respective addresses set forth on the first page of this Agreement or to such other address as the Bank or Executive may subsequently designate in writing and deliver as provided in this Section 16(d).

                (e) Waiver. The waiver by any party of a breach by the other party or of compliance with any condition or provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or right to require compliance with any condition or provision of this Agreement.

                (f) Captions. The captions of the several Sections and Subsections of this Agreement are inserted for convenience of reference only, constitute no part of this Agreement and are not to be considered in the construction hereof.

                (g) Entire Agreement. This Agreement constitutes the entire Agreement between the Bank and Executive concerning the subject matter hereof and supersedes all prior written or oral agreements and understandings between them.

                (h) Amendment. No term or provision of this Agreement may be changed, waived, amended, terminated or otherwise modified, except by written instrument duly executed by the Bank and by Executive.

        11

        IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.

ATTEST:                                   PENNROCK FINANCIAL SERVICES CORP.
/s/  Robert K. Weaver, Secretary          By: /s/  Glenn H. Weaver, President
------------------------------------         ---------------------------------

ATTEST:                                   BLUE BALL NATIONAL BANK
/s/  Robert K. Weaver, Secretary          By: /s/  Norman Hahn, Chairman
------------------------------------         ---------------------------------

WITNESS:
/s/  Joyce E. Redcap                          /s/ Melvin Pankuch (SEAL)
------------------------------------          --------------------------------
                                              MELVIN PANKUCH